Exhibit 99.3

[MANPOWER logo]

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel
Manpower Inc.
+1.414.906.6305
michael.vanhandel@manpower.com

Manpower Inc. Increases Dividend 19% and Announces Share Repurchase Program

MILWAUKEE, WI, USA, November 1, 2006 – On October 31, 2006 the Board of Directors of Manpower Inc. (NYSE: MAN) approved an increase in the semi-annual dividend to 32 cents per share from 27 cents per share. The dividend is payable on December 15, 2006 to shareholders of record on December 5, 2006.

The Board of Directors also approved a share repurchase program, which gives the Company the ability to purchase up to 5 million shares of its issued and outstanding common stock. Purchases under this program may be made from time to time in open market or privately negotiated transactions. Common stock acquired through the repurchase program will be available for general corporate purposes.

“Today’s announcement is an indication of our confidence in the growth and potential of the Manpower business,” said Jeffrey A. Joerres, Manpower Chairman and CEO. “Enhancing shareholder returns through a 19% increase of our dividend and additional share repurchase activity demonstrates our commitment to return capital to our shareholders and support continued business growth.”

Additional financial information about Manpower Inc., including stock history, dividend history and annual shareholder reports, can be found at http://investor.manpower.com/.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $16 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower’s worldwide network of 4,400 offices in 72 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at www.manpower.com.

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